Corporate Office One Technology Drive Milpitas, CA 95035 www.kla.com

November 14, 2024
Oreste Donzella
    Re:    Senior Advisor Agreement
Dear Oreste,
This letter confirms the offer of KLA Corporation (the “Company”) for you to transition your employment with the Company from your current position to a part-time Senior Advisor position. If you accept this offer, the transition to a Senior Advisor position will be effective as of April 14, 2025. This letter agreement (“Agreement”) sets forth the terms of your transition from your current role to the Senior Advisor position being offered to you.
If you accept this offer, your full-time employment with the Company as Chief Strategy Officer will end on April 13, 2025, and on April 14, 2025, you will transition to a part-time role as a Senior Advisor. Between the effective date of this Agreement and April 14, 2025, you will remain in a full-time capacity with the Company supporting the transition of your current responsibilities and there will be no change to your current annual cash compensation or benefits eligibility including, for the sake of clarity, you will continue to be eligible for your 2024 annual incentive bonus as provided for under the 2024 Executive Incentive Plan. Upon execution of this Agreement and as a Senior Advisor, you will report to the Company Chief Human Resources Officer. The Company may change the scope of your position and this reporting structure at any time at its sole discretion.
It is expected that as a Senior Advisor, you will work at least ten (10) hours per week; though as an exempt employee, the hours you work per week are expected to vary. We will mutually agree upon a usual in-office work schedule, and you will be expected to work and be available to others during the agreed upon times. Your usual work schedule may be revised at any time upon mutual agreement. In addition, you will be expected to be available for such other in-office time as may be reasonably requested based on the business needs of the Company, and to make yourself available by phone or e-mail upon reasonable request on days that you are not in the office.
You will remain bound by all Company policies and procedures in effect for employees at the time of your transition to Senior Advisor status, together with any additional policies or procedures that may be implemented while you continue in such status. You also will be bound by the terms of any Proprietary Information and Inventions Agreement and any other confidentiality, non-disclosure, non-solicitation, and invention assignment agreements signed by you in connection with your employment with the Company, any predecessor, and any successor.

As a Senior Advisor, you will be eligible for the following compensation and employee benefits*:
•Effective April 14, 2025, an annualized base salary of $125,0000 (One Hundred Twenty-Five Thousand Dollars), payable bi-weekly, which amount shall be subject to deductions authorized or required by law. You will be paid in accordance with regular Company payroll cycles. The Company retains the right to modify compensation at its discretion at any time for work not yet performed;
•Eligibility to participate in the Company’s 401(k) plan;
•Eligibility to continue in the Company’s Executive Deferred Savings Plan, provided you are currently a participant when you transition to Senior Advisor status and provided further that eligibility will end if you cease participation in the plan at any time;
•Eligibility to participate in the Company’s Employee Stock Purchase Plan;
•Eligibility for paid sick leave pursuant to California Labor Code § 246). The number of paid sick leave days available to you each year will be determined by the statutory requirement;
•Eligibility for Business Travel Accident coverage;
•Eligibility for Employee Assistance Program;
•Travel status, eligibility, and treatment consistent with other executives of the Company at the level of the position that you held immediately prior to transitioning to a Senior Advisor role;
•In the event your employment is involuntarily terminated before August 6, 2026 (other than for “Cause,” as defined herein, and excluding, in the interest of clarity, a termination due to death or disability) you may be eligible for a special one-time lump sum payment subject to the following terms and conditions:
oIf the involuntary termination occurs before August 5, 2025, you will receive a one-time lump sum payment in the gross amount of $7.0M (Seven Million Dollars), less applicable taxes and withholdings. If the involuntary termination occurs on or after August 5, 2025, but before August 6, 2026, you will receive a one-time lump sum payment in the gross amount of $3.5M (Three Million, Five Hundred Thousand Dollars), less applicable taxes and withholdings.
oThe special one-time payment is conditioned upon you executing a full release of claims in the form provided by the Company.
oThe special one-time payment will be made within thirty (30) days of your execution of the release of claims.
*Eligibility for all Company benefits is always subject to the terms and limitations of the benefit plans, to Company policies, to payment of such premiums as may be required of employees, and to the Company’s continuing to offer such benefits to employees generally. The Company’s benefit offerings and the terms of its benefit plans and policies are subject to change upon notice.

As a Senior Advisor, you will not be eligible to:
•Participate in any of the Company’s bonus plans applicable to other employees;
•Accrue Paid-Time Off (“PTO”). Any accrued PTO not yet taken at the time of transition to Senior Advisor will be cashed out and paid to you;
•Receive coverage under or participate in certain plans or programs unless you maintain a regular work schedule of at least 20 hours per week, including the following: the Company’s group medical, dental and vision care plans (you will be eligible for COBRA continuation coverage at the time you transition to a part-time schedule); income protection plans such as basic and supplemental life and AD&D insurance, or basic long-term disability insurance; Health Saving Account or Flexible Spending Account; voluntary or commuter benefits; or certain the emergency or family benefit leaves;
•Receive short-term disability (“STD”) as provided by state law (for California residents, STD benefits are provided at a reduced level for those who maintain a regular work schedule of less than 20 hours per week);
•Receive paid Holidays, though you will be paid in full for any workweek in which you do any work;
•Receive new long-term incentive awards; or
•Receive severance benefits under the Executive Severance Plan or any other KLA severance plan or program.
Long-term incentive awards (RSUs and PRSUs) granted to you prior to your transition to Senior Advisor status will continue to vest at a full-time rate so long as you remain employed by KLA. You will not, however, be eligible for new incentive awards.
Your employment as a Senior Advisor will be at-will and may be terminated upon written notice, with or without cause, by the Company or by you. Subject to the exercise by either you or the Company to terminate your employment at any time upon written notice, your status as Senior Advisor is anticipated to continue in effect through August 16, 2026. Absent a mutual written agreement to the contrary, your employment with the Company will end on August 16, 2026.
For purposes of this agreement and while you remain a Senior Advisor, “Cause” shall be defined as: (i) Your refusal to (A) substantially perform your duties with the Company (other than any such failure resulting from your disability) or (B) comply with, in any material respect, any of the Company’s policies; (ii) the Company’s determination that you refused in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) Your breach of a material provision of this Agreement; (iv ) Your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) Your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing your duties and responsibilities under this Agreement; or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.
To the extent you want to accept other employment, a consulting position, or a board position with any other company during your employment as a Senior Advisor, you will need to receive my approval, in writing, in order to commence such assignment. In no event will such approval be given if your new position would, in my sole judgment, interfere with your ability to perform your employee duties as a Senior Advisor or otherwise cause a conflict of interest between those duties and the duties of your new position.

Subject to your accepting the terms of this offer by signing below, this Agreement constitutes the entire agreement between you and the Company with respect to any matters referred to herein and supersedes any and all other agreements between you and the Company with respect to these matters; except for your Proprietary Information and Inventions Agreement with the Company and any other confidentiality, non-disclosure, non-solicitation, and invention assignment agreements signed by you in connection to your employment with the Company or any predecessor, successor, or affiliate of the Company; all of which will coexist with the terms herein and will remain in full force and effect. No other consideration, agreements, representations, oral statements, understandings, or course of conduct which are not expressly set forth in this Agreement should be implied or are binding. This Agreement may be changed only by a written agreement signed by both you and the KLA Chief Human Resources Officer or their designee. In the event that any provision hereof is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. This Agreement shall inure to the benefit of, and be binding upon, any successor in interest to the Company. The terms and conditions of this Agreement will be interpreted and construed in accordance with the laws of California.
Please let me know if you have any questions concerning this offer. This offer will remain open until the close of business on November 15, 2024, after which the offer will be void and not subject to being accepted. If you choose to accept this offer, please date, and sign this Agreement to accept its terms and return it to me no later than 5:00 p.m. PDT on November 15, 2024, retaining a copy for your records. I look forward to working with you in your new capacity.
/s/ JOHN VAN CAMP
John Van Camp
Chief Human Resources Officer
KLA Corporation

AGREED TO AND ACCEPTED BY:
/s/ ORESTSE DONZELLA    Dated: November 15, 2024.
Oreste Donzella